As filed with the Securities and Exchange Commission on December 9, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WGL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Virginia	52-2210912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Leslie T. Thornton

Senior Vice President, General Counsel and Corporate Secretary

WGL Holdings, Inc.

101 Constitution Avenue, NW

Washington, DC 20080

(202) 624-6720

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices and agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, no par value per share	2,571,037	$72.50	$186,400,183	$21,604
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes such indeterminate number of shares of common stock as may be issued as a result of adjustment by reason of a share dividend, share split, recapitalization or other similar event.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices per share of common stock as reported on the New York Stock Exchange on December 2, 2016.
(3)	Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 2,571,037 unsold shares of common stock that were previously registered under Registration Statements on Form S-3 (Registration Nos. 333-192731 and 333-171158, respectively) filed by the registrant with the Securities and Exchange Commission on December 9, 2013 and December 14, 2010, respectively (the “Prior Registration Statements”). Pursuant to Rule 457(p) under the Securities Act, the $21,604 filing fee currently due for such unsold shares of common stock is offset by a filing fee of $7,583 previously paid by the registrant in connection with the Prior Registration Statements. Accordingly, a filing fee of $14,021 is being paid hereunder.

PROSPECTUS

Dividend Reinvestment and Common Stock Purchase Plan

This prospectus relates to 2,571,037 shares of our common stock, no par value per share (“common stock”), registered for sale under our Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). Current participants in the Dividend Reinvestment and Common Stock Purchase Plan will continue to participate in the Plan.

The Plan provides a simple and convenient way for current and potential investors to purchase shares of our common stock. The Plan also provides holders of our common stock with a simple and convenient method of purchasing shares of our common stock through the reinvestment of their quarterly dividends. The Plan offers:

•	Automatic reinvestment of some or all of your cash dividends.

•	Initial purchase of common stock or purchase of additional shares of common stock.

•	“Safekeeping” in book-entry form of your common stock at no cost.

You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $10,000. In certain circumstances, we may permit greater investments.

Shares purchased for participants’ accounts under the Plan will be purchased on the open market by our plan administrator, Computershare Trust Company, N.A. (“Computershare”), or acquired directly from us as original issue shares.

Shares of our common stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “WGL.”

Investing in our common stock involves risks. Before buying our common stock, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1 of this prospectus.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 9, 2016.

We have not authorized any person to give you any information that is different from, or in addition to, that contained in this prospectus or in any information that we incorporate by reference into this prospectus. If given any such information, one should not rely on it.

We do not imply by the delivery of this prospectus or the sale of any shares of common stock hereunder that there has been no change in our affairs since the date of this prospectus or that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

ABOUT THIS PROSPECTUS

We have filed with the Securities and Exchange Commission (“SEC”) a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”) with respect to sales of shares of our common stock pursuant to the Plan. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the securities that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and, where the contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. A copy of the registration statement and the document incorporated by reference therein may be inspected or obtained from us at the telephone number and address set forth in “Incorporation of Certain Documents by Reference” below.

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You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any prospectus supplement and the additional information described above under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement, which may add, update or change information contained in this prospectus. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Neither the delivery of this prospectus nor any sales hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “WGL Holdings,” the “company,” “we,” “us” and “our” and all similar references are to WGL Holdings, Inc. and not to any of its subsidiaries, unless otherwise stated or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the SEC. We file annual, quarterly and current reports, proxy statements and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. In addition, you may read and copy our SEC filings at the office of the NYSE at 20 Broad Street, New York, New York 10005.

Upon written or oral request, we will provide copies of the foregoing reports without cost to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

WGL Holdings, Inc.

Investor Relations

101 Constitution Avenue, N.W.

Washington, DC 20080

(202) 624-6129

We also make available free of charge on our Internet website at www.wglholdings.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, proxy statements on Schedule 14A, any amendments to those reports, and other information filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any filings that we make with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC into this prospectus. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, after the date of this prospectus and before the date that the offering of our common stock by means of this prospectus is terminated, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may supersede information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 on

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any current report on Form 8-K, unless specifically stated otherwise), including all such documents we may file with the SEC, until the offering under this registration statement is terminated:

•	our annual report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on November 22, 2016;
•	our definitive proxy statement on Schedule 14A, filed with the SEC on January 22, 2015; and
•	our current report on Form 8-K filed with the SEC on November 1, 2016; and
•	description of our common stock contained in the registration statement on Form 8-A12B dated and filed with the SEC on October 6, 2000, including any amendments or reports filed with the SEC for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this prospectus or any supplement hereto or any information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus and the documents that are incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of the date of this prospectus, and we assume no duty to update them. Factors that could cause actual results to differ materially from forward-looking statements or historical performance include those discussed in Item 1A. “Risk Factors” in our most recent annual report on Form 10-K for the fiscal year ended September 30, 2016, our quarterly reports on Form 10-Q and other reports and information that we file with the SEC, as the same may be updated from time to time by our future filings under the Exchange Act. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the level and rate at which we incur costs and expenses, and the extent to which we are allowed to recover from customers, through the regulatory process, such costs and expenses relating to constructing, operating and maintaining Washington Gas’ distribution system;

•	the availability of natural gas and electricity supply, interstate pipeline transportation and storage capacity;

•	the outcome of new and existing matters before courts, regulators, government agencies or arbitrators, including those relating to efforts to overturn the denial of a permit necessary for construction of the Constitution Pipeline, a dispute relating to an index price used in a gas supply contract, and the August 2016 explosion and fire at an apartment complex in Silver Spring, Maryland.

•	factors beyond our control that affect the ability of natural gas producers, pipeline gatherers and natural gas processors to deliver natural gas into interstate pipelines for delivery to the entrance points of Washington Gas’ distribution system;

•	security breaches of our information technology infrastructure, including cyber attacks and cyber-terrorism;

•	leaks, mechanical problems, incidents or other operational issues in our natural gas distribution system, including the effectiveness of our efforts to mitigate the effects of receiving low-HHC natural gas;

•	factors affecting the timing of construction and the effective operation of pipelines in which we have invested;

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•	changes and developments in economic, competitive, political and regulatory conditions;

•	unusual weather conditions and changes in natural gas consumption patterns;

•	changes in energy commodity market conditions, including the relative prices of alternative forms of energy such as electricity, fuel oil and propane;

•	changes in the value of derivative contracts and the availability of suitable derivative counterparties;

•	changes in our credit ratings, disruptions in credit market and equity capital market conditions or other factors that may affect our access to and cost of capital;

•	the creditworthiness of customers; suppliers and derivatives counterparties;

•	changes in laws and regulations, including tax, environmental, pipeline integrity and employment laws and regulations, including the competitiveness of WGL Energy Systems in securing future assets to continue its growth following the extension of federal laws relating to investment tax credits and bonus depreciation;

•	legislative, regulatory and judicial mandates or decisions affecting our business operations;

•	the timing and success of business and product development efforts and technological improvements;

•	the level of demand from government agencies and the private sector for commercial energy systems, and delays in federal government budget appropriations;

•	the pace of deregulation of energy markets and the availability of other competitive alternatives to our products and services;

•	changes in accounting principles;

•	our ability to manage the outsourcing of several business processes, including the transition of certain processes to new third party vendors;

•	strikes or work stoppages by unionized employees;

•	acts of nature and catastrophic events, including terrorist acts and

•	decisions made by management and co-investors in non-controlled investees.

All such factors are difficult to predict accurately and are generally beyond the direct control of WGL Holdings. Readers are urged to use care and consider the risks, uncertainties and other factors that could affect our business.

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WGL HOLDINGS, INC.

WGL Holdings was established on November 1, 2000 as a Virginia corporation. Through our wholly owned subsidiaries, we sell and deliver natural gas and provide energy-related products and services to customers primarily in the District of Columbia and the surrounding metropolitan areas in Maryland and Virginia, although our non-utility segments provide various energy services across the United States. WGL Holdings promotes the efficient use of clean natural gas and renewable energy to improve the environment for the benefit of customers, investors, employees, and the communities it serves. WGL Holdings owns all of the shares of common stock of Washington Gas Light Company, Washington Gas Resources Corporation, Hampshire Gas Company and Crab Run Gas Company. Washington Gas Resources Corporation owns four unregulated subsidiaries that include WGL Energy Services, Inc., WGL Energy Systems, Inc., WGL Midstream, Inc. and WGSW, Inc. WGSW, Inc. is the primary beneficiary of SFGF, LLC whose results of operation are consolidated into WGL Holdings’s financial statements Additionally, several subsidiaries of WGL Holdings own interests in other entities, some of which are disregarded and others of which are treated as partnerships for tax purposes.

Our principal executive offices are located at 101 Constitution Avenue, NW, Washington, D.C. 20080, and our telephone number is (703) 750-2000. We maintain a website located at www.wglholdings.com. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus.

RISK FACTORS

Investing in our common stock involves risks. Before making a decision to invest in our common stock, in addition to the other information contained in this prospectus, you should carefully consider the information included in, or incorporated by reference into, this prospectus, including the “Risk Factors” described in Item 1A. of our most recent annual report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on November 22, 2016, and the other reports and information we file with the SEC, as the same may be updated from time to time by our future filings under the Exchange Act.

DESCRIPTION OF THE PLAN

The following questions and answers explain the provisions of the Dividend Reinvestment and Common Stock Purchase Plan of WGL Holdings, Inc. (the “Plan”).

ADMINISTRATION

1.	Who administers the Plan?

Computershare Trust Company, N.A. (“Computershare” or the “Administrator”) administers the Plan for participants, maintains records, sends statements of participants’ accounts, deposits and safekeeps shares, processes requests for share issuances and performs other duties relating to the Plan. Computershare will also select an independent agent to act on behalf of the company to purchase any shares of common stock which may be acquired in open market transactions and to sell shares pursuant to requests by participants. Shares of common stock purchased under the Plan will be registered in Computershare’s name or that of its nominee as custodian for participants in the Plan.

2.	How do I contact Computershare?

You should contact Computershare with questions concerning the Plan or about your account, as follows:

Inside US and Canada: Toll free at 1-800-330-5682 Customer service representatives are available Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m. Eastern Time, except on market holidays.

Outside U.S and Canada: 1-201-680-6578

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In writing:	WGL Holdings, Inc.
c/o Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77842-3170

On the Internet:	www.computershare.com/investor

Inquiries: WGL Holdings, Inc. Investor Relations. To request information about us, or if you have any comments regarding the Plan, you should contact WGL Holdings, Inc. Investor Relations:

By phone:	(202) 624-6129

In writing:	Investor Relations
WGL Holdings, Inc.
101 Constitution Ave, NW
Washington, DC 20080

By E-mail:	shareholder.relations@wglholdings.com

When communicating with Computershare, participants should provide their Account Number and a daytime telephone number. Information regarding Plan documents, transaction request forms and certain other information described in this prospectus can be obtained from the WGL Holdings website at www.wglholdings.com within the Investor Relations/WGL Holdings section.

3.	Can the Plan be amended, suspended or terminated?

Yes. WGL Holdings reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, substantive modification or termination.

4.	Who purchases and sells stock for the Plan?

Computershare appoints a registered broker-dealer to purchase and sell WGL Holdings common stock on the open market on behalf of the Plan. Computershare reserves the right to change the broker-dealer without notice.

DIVIDENDS

5.	How does Dividend Reinvestment Work?

Shareholders of Record

If a shareholder of record has elected to reinvest dividends, the Administrator will invest the dollar amount of the dividends in the common stock of WGL Holdings for the shareholder’s account, instead of sending the dividends to the shareholder.

Street Name Shareholders

If shares of common stock are held in a brokerage account, investors may participate directly by registering some or all of these shares in the investor’s name or by making arrangements with the broker, bank or other intermediary to participate on the investor’s behalf.

Preferred Stock Shareholders

Investors who own shares of preferred stock of Washington Gas Light Company may reinvest those preferred stock dividends to purchase shares of WGL Holdings common stock under the Plan. If this election is selected, the holder must reinvest all dividends on the holder’s preferred stock of Washington Gas Light Company.

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6.	When Are Dividends Paid?

Dividends and associated record and payment dates are subject to declaration by the WGL Holdings Board of Directors. The dividend record date is the date on which a participant must be registered as a shareholder in order to receive a declared dividend. The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of WGL Holdings and its subsidiaries, applicable government regulations and other factors deemed relevant by the WGL Holdings Board of Directors.

Dividends on WGL Holdings common and Washington Gas Light Company preferred stock are normally paid on or about the first day of February, May, August and November (the “dividend payment dates”). Dividends are paid to shareholders of record on record dates established by the Board of Directors of WGL Holdings or Washington Gas Light Company, as the case may be. Generally, those record dates are January 10, April 10, July 10 and October 10 of each year. These record dates may vary due to weekends and holidays.

When the Plan is making open market purchases, a registered broker-dealer designated by the Administrator will generally invest dividends within five and no later than thirty business days of the dividend payment date. The timing and conditions of investments in open market shares are under the sole control of the broker-dealer. These periods may also change based on prevailing conditions in the securities markets and the discretion exercised by the independent agent.

When the Plan is investing dividends in original issue shares, the dividends will be invested as of the dividend payment dates.

Please see questions 20, 21 and 22 for a description of open market purchases and original issue shares, including the price at which dividends are reinvested.

7.	What are the options for reinvesting or receiving dividends?

With the exception noted below with respect to preferred stock, participants have three options regarding how their dividends can be treated under the Plan. Optional cash payments can be made under any option.

A. Full Dividend Reinvestment: Reinvest all dividends payable on WGL Holdings shares of common stock including certificated, Plan and DRS shares. Unless otherwise specified, all Plan shares will be treated as full dividend reinvestment. The term “DRS” refers to the Direct Registration System. Please see question 26 for a further explanation of this term.

B. Partial Dividends Paid in Cash: Receive cash dividends on a specified number of whole shares of common stock and reinvest dividends on the remaining shares of common stock. The percentage elected will be applied to all shares, including certificated, Plan and DRS shares. The cash portion of dividends will be sent by check unless you elect to have those dividends deposited directly to a designated bank account.

An example of partial reinvestment by percentage: You have a total of 150 shares; 120 shares are held in the Plan, 15 shares are certificated shares and 15 shares are DRS shares. You choose to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

C. All Dividends Paid in Cash (No Dividend Reinvestment): Receive in cash all dividends payable on WGL Holdings shares, including certificated, Plan and DRS shares.

With the exception noted below with respect to preferred stock, you may elect to reinvest dividends on less than all shares you own of record, including shares in your Plan account.

If you elect to partially reinvest your dividends, you must specify the number of whole shares on which you desire to receive a cash dividend. When a dividend is paid you will receive a check for the cash dividends on the specified number of your shares, and the balance of your dividends will be used to purchase additional shares of WGL Holdings common stock and those additional shares will be credited to your Plan account.

If you are reinvesting dividends on Washington Gas Light Company preferred stock, you must reinvest all dividends on your preferred shares.

8.	What is the deadline for designating a dividend option?

When a participant chooses or changes a dividend option, instructions must be received by Computershare before a dividend record date to be effective for the related dividend payment date. A participant may change a dividend option at any time by notifying the Administrator. Please see question 6 for a discussion of record dates and dividend payment dates.

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9.	Will I be credited with dividends on whole shares and fractions of shares?

Yes. You will be credited with the amount of dividends attributable to whole shares and fractional shares.

10.	Can participants have cash dividends electronically deposited?

Yes. Participants may request that cash dividends be transmitted to a participant’s pre-designated U.S. bank account. No third party accounts can be used. The account must be at a financial institution that is a member of the National Automated Clearing House Association. To initiate this service, a participant should log into his or her account online, call the Administrator or send a completed Authorization for Electronic Direct Deposit Form to Computershare. Participants may request an enrollment package by contacting the Administrator. Initial set-up or changes to electronic deposit instructions will be made as soon as practicable. See question 2 for Computershare contact information.

ELIGIBILITY

11.	Who is eligible to participate in the Plan?

Any person or legal entity residing in the United States, its territories or possessions, whether or not a common stock shareholder of record, is eligible to participate in the Plan. Citizens, residents and legal entities of a country other than the United States, its territories and possessions are eligible to participate if such participation would not violate laws applicable to the company or the participant. We reserve the right to terminate participation of any participant if we deem it advisable under any foreign laws or regulations.

ENROLLMENT

12.	How may I enroll in the Plan?

New Investors

If you do not currently own any of our common stock you may join the Plan by completing an Initial Enrollment Form and returning it to the Administrator together with a check payable to “Computershare/WGL Holdings, Inc.” in the amount of at least $250 up to a maximum of $10,000, or enroll online at www.computershare.com/investor. Any initial investment greater than $10,000 will require you to submit to us a request for waiver and to receive our prior approval, which we may grant or refuse in our sole discretion.

Your personal checks must be in U.S. dollars and drawn on a U.S. bank. Third party checks, cashier checks, foreign checks and money orders will not be accepted and will be returned. Do not send cash. There is an initial enrollment fee of $15.00. The Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. After the initial shares are purchased, a statement will be mailed to you.

Computershare reserves the right to limit or combine accounts with identical taxpayer identification numbers and/or legal registrations.

Shareholders of Record —Registered Owners

A shareholder who currently holds shares in an account with Computershare, but is not enrolled in the Plan, may apply by sending a completed Shareholder Enrollment Form to Computershare or by accessing the Administrator’s website at www.computershare.com/investor. There is no enrollment fee for shareholders of record.

If the completed authorization is received by the Administrator on or before the record date for the next dividend, that dividend will be invested in additional shares of common stock for the shareholder. If the authorization is received by the Administrator after the record date, that dividend will be paid in cash and investment will begin with the next dividend.

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Beneficial Owners

The Administrator cannot reinvest dividends paid on shares held in street name. Beneficial owners of common stock whose shares are held in brokerage accounts may participate directly by registering some or all of these shares in the investor’s name or by making arrangements with the broker, bank or other intermediary to participate on the investor’s behalf if such service is offered by such broker, bank or intermediary.

Employees

Employees of WGL Holdings, employees of Washington Gas Light Company and employees of other participating subsidiaries may elect to participate in the Plan by payroll deduction. To enroll, the employee must complete and return to the company’s payroll department a payroll deduction form. The minimum payroll deduction is $4.00 per pay period. The amount of payroll deduction can be changed or terminated by completing a payroll deduction form and returning it to the employee’s payroll department. The change will be effective on the next available pay period. The minimum payroll deduction amount may be changed at any time.

Employees of participating subsidiaries other than Washington Gas Light Company should check with their payroll department to determine if that subsidiary participates in the payroll deduction program.

OPTIONAL CASH PAYMENTS AND AUTOMATIC PAYMENTS

13.	May I purchase additional shares of common stock through the Plan from time to time?

Yes. If you have a Plan account, you can buy additional shares through “optional cash payments.” You can make optional cash payments of up to $10,000 per transaction. The minimum optional cash payment is $50. In its sole discretion, the company may permit investments of greater than $10,000. There is no obligation to make an optional cash payment in any period, and optional cash payments may be made in different amounts.

Optional cash payments in excess of $10,000 may be made only after submission to us of a written request, which we refer to as a “request for waiver,” and after we have given our written approval, which we may grant or refuse to grant in our sole discretion. See Questions 18 and 19 for a discussion of requests for waiver.

14.	How do I make optional cash payments?

You can mail a personal check payable to Computershare/WGL Holdings, Inc. in U.S. dollars, drawn on a U.S. bank for no less than the minimum. Third party checks, cashier checks, foreign checks and money orders will not be accepted and will be returned. Do not send cash. Please include the tear-off portion on your Plan statement when sending your personal check. If the Administrator receives checks for more or less than the permissible amount, no investment will be made. The funds will be returned to you by regular U.S. mail.

You may also make automatic individual or monthly purchases by means of electronic funds transfers from your U.S. bank account.

15.	When will optional cash investments be made for my account?

Optional cash payments are invested at least once during every five business days. Because purchases are credited only one during every five business days, there may be a delay of up to five business days between the date the Administrator receives your funds and the date that the shares are credited to your Plan account. This period may change, however, based on prevailing conditions in the securities markets and the discretion exercised by the broker-dealer. You will not receive interest on cash held by the Plan pending investment. The purchase of such shares shall be completed as promptly as administratively feasible; however where postponement is necessary to comply with Regulation M under the Exchange Act or other applicable provisions of securities law such purchases must be completed within 35 trading days following the investment date or the optional cash payment will be returned to the shareholder.

16.	What happens if my check for an optional cash payment is returned unpaid, or if my electronic funds transfer is refused?

If your check submitted for an optional cash payment is returned unpaid for any reason, or your authorized electronic payment is refused for any reason, Computershare will immediately remove shares that were purchased in anticipation of the collection of those funds from your Plan account. Those shares will be sold to recover any uncollected funds. If the net proceeds

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of the sale of those shares are not sufficient to recover the full amount of the uncollected funds, Computershare reserves the right to sell additional shares from any accounts you maintain with Computershare as may be necessary to recover the full uncollected balance. There is a $35 fee for any check or other deposit that is returned unpaid by your bank and if your authorized electronic payment is refused for any reason. This fee will be collected by Computershare through the sale of the number of shares from your Plan account necessary to satisfy the fee

17.	How do automatic payments work?

You may authorize Computershare to make automatic individual or monthly purchases of a specified dollar amount of WGL Holdings stock for your Plan account by automatic withdrawal from your U.S. bank account by electronic funds transfer. For monthly purchases, funds generally will be withdrawn from your bank account on the 25th day of each month (or the next business day if the 25th is not a business day). Purchases will be made within one week after the withdrawal. Please allow four to six weeks for the initial withdrawal. To terminate monthly purchases by automatic withdrawal, you must contact the Administrator by one of the methods mentioned in question 2.

18.	May I invest more than the transaction maximum of $10,000?

Yes. If a participant or investor wishes to make an optional cash payment, including an initial cash payment, in excess of $10,000, a participant must obtain the company’s prior written approval. If a participant is interested in obtaining such approval, a participant must submit a “request for waiver”. To make a request for waiver, a participant should obtain a request for waiver form by contacting the company at 1-202-624-6129 or www.wglholdings.com. Completed request for waiver forms should be sent by facsimile to the company at the number indicated on the form. The company will notify a participant as to whether a request for waiver has been granted or denied, either in whole or in part, within three business days of the receipt of the request. If the request for waiver is granted in part, the company will advise the participant of the maximum amount that will be accepted from the participant in connection with the purchase. If a request is approved, the company must receive the funds for the purchase prior to or on the applicable date specified by the company for the relevant pricing period (which typically will be one business day prior to the applicable pricing period). If the participant does not receive a response from the company in connection with a request for waiver, the company will be deemed to have denied the request.

The company may alter, amend, supplement or waive, in its sole discretion, the time periods and/or other parameters relating to optional cash payments in excess of $10,000 made by one or more participants in the Plan, at any time and from time to time, prior to the granting of any request for waiver. For more information regarding a particular pricing period (including applicable pricing period start dates), please contact the company at 1-202-624-6129. Please see question 19 for a discussion of the pricing applicable to any approved request for waiver.

The company has the sole discretion whether to approve any request to make an optional cash payment in excess of the $10,000 individual transaction maximum. The company may approve requests for waiver in order of receipt or by any other method that it determines appropriate. The company also may determine the amount that may be invested pursuant to a waiver. In deciding whether to approve a request for waiver, the company may consider, among other things, the following factors:

•	whether, at the time of such request, the Plan is acquiring shares of common stock directly from the company or in the open market;

•	the company’s need for additional funds;

•	the company’s desire to obtain additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the extent and nature of the participant’s prior participation in the Plan;

•	the number of shares of common stock the participant holds; and

•	the total amount of optional cash payments for which requests for waiver have been submitted.

19.	If a request for waiver for optional cash payments over $10,000 has been approved, how are shares priced and purchased?

Shares purchased pursuant to an approved request for waiver will be purchased directly from the company. Optional cash

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payments made pursuant to a request for waiver will be priced as follows:

•	Investments for which a request for waiver has been approved will be made subject to a “pricing period,” which generally will consist of one to 30 separate days during which trading of the company’s common stock is reported on the NYSE. Each of these separate days will be an “investment date,” and an equal proportion of the optional cash payment will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the consolidated volume-weighted average price (less any applicable discount), rounded to four decimal places, of the company’s common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the last trade on the NYSE even if reported after 4:00 p.m.), for that investment date. For example, if an optional cash payment of $10 million is made pursuant to an approved request for waiver and the pricing period is 10 days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total optional cash payment for each day of the pricing period, which would be $1 million, and dividing it by the volume-weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the last trade on the NYSE even if reported after 4:00 p.m.), less the discount, if any. Funds for such optional cash payments must be received by the company not later than the business day before the first day of the pricing period.

•	The company may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of the company’s common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a request for waiver. If the threshold price is not satisfied for a trading day in the pricing period, then the company will exclude from the pricing period such trading day and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a 10-day pricing period, then the company will return 20% of the funds submitted in connection with a request for waiver, without interest, unless the company has activated the pricing period extension feature for the pricing period, as described below. The company is not required to notify a participant that a threshold price has been established for any pricing period. The establishment of the threshold price and the possible return of a portion of the payment applies only to optional cash payments exceeding $10,000 made pursuant to approved requests for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. The company may waive its right to set a threshold price for any particular pricing period.

•	For each pricing period, the company may establish a discount from the market price for shares purchased pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 3% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established in the company’s sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds and the company’s need for additional funds. To obtain information regarding the waiver discount, if any, please contact the company at 1-202-624-6129 or www.wglholdings.com. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments in excess of $10,000 made pursuant to an approved request for waiver. The waiver discount, if any, however, will apply to the entire optional cash payment made pursuant to the request for waiver and not just the portion in excess of $10,000.

•	The company may elect to activate for any particular pricing period a pricing period extension feature that will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If the company elects to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days in the initial pricing period, and the company had previously announced that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) would become investment dates instead of the three days on which the threshold price was not met. As a result, because there were 10 trading days during the initial and extended pricing periods on which the threshold price was satisfied, all of the funds that were included with a request for waiver would be invested.

•	Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period, or, if the company elects to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal
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amount being invested on each day, subject to the qualifications set forth above. During any period when the company is proposing to approve requests for waiver for one or more investments, the company may elect to activate the continuous settlement feature for such investments by announcing in the request for waiver form that it will be doing so. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), the company would have a separate settlement of each investment date’s purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Request for waiver forms and information regarding the establishment of a threshold price, if any, and discount, if any, may be obtained by contacting the company at 1-202-624-6129 or www.wglholdings.com.

PURCHASES OF COMMON STOCK

20.	How are shares purchased for my Plan account?

Dividends and optional cash payments will be invested in your Plan account in shares of WGL Holdings common stock by Computershare, as Administrator for the Plan. Computershare may acquire these shares in one of two ways:

•	Computershare may acquire shares through the public securities markets or in privately negotiated transactions. Computershare will use a registered broker-dealer that is independent of WGL Holdings to make these purchases (the “independent agent”). The independent agent may be affiliated with Computershare. Neither the company nor any participant will have any control over the times or prices at which the independent agent buys or sells shares on the open market or the selection of the broker-dealer who executes the transactions. These types of purchases are referred to in this prospectus as “open market purchases.”

•	Computershare may also buy shares directly from WGL Holdings. These transactions are referred to in this prospectus as “original issue purchases.”

The company has the discretion to operate the Plan through either open market purchases or original issue purchases. The company may change the method of purchase at any time without notice to the Plan participants, however, no more often than once per quarter.

21.	When are dividends reinvested and optional cash payments invested in my Plan account?

•	When the Plan is making open market purchases, Computershare or its broker-dealer will generally invest dividends within five and no later than 30 business days of the dividend payment date. Dividend payment dates are usually the first business days of February, May, August and November. Optional cash payments will be invested within five business days of receipt of the optional cash payment.

•	When the Plan is making original issue purchases, dividends will be invested on the dividend payment date and optional cash payments will generally be invested within five and no later than 35 business days of receipt of the optional cash payment.

22.	How is the purchase price determined?

•	For open market purchases, Computershare may combine a participant’s funds with funds of other participants and generally will batch purchase types (reinvested dividends, initial investments, optional cash payments and payroll deductions) for separate execution by its broker-dealer. At Computershare’s discretion these batches may be combined and executed by its broker-dealer. Computershare also direct its broker-dealer to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, Computershare’s broker-dealer may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with funds contributed, dividends or both, shall be the weighted average price of the specific batch for such shares purchased by Computershare’s broker-dealer on that investment date.

•	For original issue purchases, the price will be the average of the high and low prices on the New York Stock Exchange Composite Tape for WGL Holdings common stock on the date of purchase. This procedure applies to the reinvestment of dividends, initial investments, optional cash payments and payroll deductions. No trading fee will apply to original issue purchases.
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The purchase price for shares purchased from the company pursuant to a request for waiver is described in question 19.

COSTS

23.	Are there any expenses in connection with participation under the Plan?

When the company elects to use open market purchases, a trading fee will be charged to participants for those transactions. The trading fee will be reflected in the purchase price of shares acquired in the open market. As of the date of this prospectus, it is $0.05 per share purchased. Trading fees include any applicable fees Computershare is required to pay.

There are no trading fees charged when original issue purchases are used by the company to acquire shares for the Plan.

New investors will incur a one-time $15 enrollment fee for their initial purchase of shares through the Plan.

As of the date of this prospectus, the batch order sales fee is $15 per sale and the trading fee is $0.12 per share sold. The market order, day limit order and good-til-canceled limit order sales fee is $25 per sale and the trading fee is $0.12 per share sold. These fees will be deducted from the proceeds of the sale. Any required tax withholdings and regulatory fees will be deducted from the proceeds of the sale as well. Trading fees include any applicable fees Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the trading fee. An additional $15 will be charged if the assistance of a Customer Service Representative is required when selling shares. Please see Appendix A-Fee Schedule for a list of fees as of the date of this prospectus. Fees are subject to change at any time.

REPORTS TO PARTICIPANTS

24.	What reports will I receive?

Computershare will send each participant a transaction advice or statement following any dividend reinvestment, optional cash payment, sale of Plan shares, certificates deposited and transfer activity. If no dividends are paid, the annual statement will be mailed as soon as practicable following the end of the year. The statement will include specific cost basis information in accordance with applicable law.

Participants also will receive IRS Form 1099-DIV showing total dividends paid. If applicable, IRS Form 1099-B will be provided separately representing the proceeds of any stock sale. Participants also will receive any communications sent to record holders of our common stock, including proxy and other annual meeting materials in accordance with SEC rules and regulations.

Participants should retain all statements. These statements provide cost basis information which is necessary for certain tax calculations. Requests for replacement account activity information may entail a service fee.

CERTIFICATES FOR SHARES

25.	Will certificates be issued for shares of common stock purchased?

Normally, certificates for shares of common stock purchased under the Plan will not be issued to participants. The number of shares credited to your account under the Plan will be shown on your statement of account. This procedure protects against loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to your account will be issued upon request to the Administrator, and issuance of those certificates will not terminate your participation in the Plan. Any remaining whole shares and fraction of a share will continue to be credited to the participant’s account. Certificates for fractional shares will not be issued under any circumstances. Shares credited to the account of a participant under the Plan may not be pledged as collateral or otherwise transferred. A participant who wishes to pledge or transfer any shares held in the Plan must request that certificates for those shares be issued in the participant’s name.

Please use the tear-off stub attached to the bottom of your Dividend Reinvestment Plan Statement when you request a certificate. This tear-off stub will help to expedite your request.

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26.	Does the Plan provide for safekeeping of certificated shares?

Yes, however this applies only to certificates of common stock. Safekeeping is not available for certificates of preferred stock of Washington Gas Light Company, even if you are reinvesting your preferred stock dividends into common stock.

Direct registration enables an investor to be registered directly on the books of the company without the need for physical certificates. The Direct Registration System (“DRS”) is managed by the Depository Trust Clearing Corporation and enables its participants to move securities electronically between street name ownership and the books of the company. Direct registration shares can be enrolled in the Plan.

You may forward common stock certificates to the Administrator accompanied by a letter directing the Administrator to deposit the shares into your Plan account. The stock certificates and letter should be sent to the Administrator at the following address:

WGL Holdings, Inc.

c/o Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

It is recommended that these common stock certificates be sent by registered or certified mail, with return receipt requested, or some other form of traceable mail and properly insured

27.	In whose name will certificates be issued?

Accounts under the Plan are maintained in the name or names in which the account was opened. Consequently, certificates for whole shares issued upon the request of participants will be issued in the same name(s).

SALE OF SHARES

28.	How can I sell my Plan shares?

You may request that Computershare sell any or all of your shares held in your Plan account by any of the following methods described below:

Market Order: A market order is a request to sell securities promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through Investor Centre, or by calling Computershare directly at 1-800-330-5682. Market order sale requests received at www.computershare.com/investor, through Investor Center, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m., Eastern Time). Any orders received after 4:00 p.m., Eastern Time, will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at 1-800-330-5682. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by Computershare’s broker-dealer, minus a trading fee, which as of the date of this prospectus is $0.12 per share sold. Each market order sale will also incur a transaction fee of $25.

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. Computershare will seek to sell shares in round lot (100 shares) transactions. For this purpose Computershare may combine each selling Plan participant’s shares with those of other selling participants. In every case of a batch order sale, the proceeds to each selling Plan participant for each share sold will be the weighted average sale price obtained by Computershare’s broker-dealer for each aggregate order placed by Computershare and executed by the broker, minus a trading fee, which as of the date of this prospectus is $0.12 per share sold. Each batch order sale will also incur a transaction fee of $15.

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Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker-dealer has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-330-5682. Each day limit order sale will incur a transaction fee of $25 and a trading fee, which as of the date of this prospectus is $0.12 per share sold.

Good-Til-Cancelled (GTC) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker-dealer has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-330-5682. Each GTC limit order sale will incur a transaction fee of $25 and a trading fee, which as of the date of this prospectus is $0.12 per share sold.

Alternatively, you may choose to sell shares in your Plan account through a broker-dealer of your choice, in which case you should contact your broker-dealer about transferring shares from your Plan account to your brokerage account.

Computershare generally supports the sales options set forth above. All sales options, however, may not be available at all times.

All trading fees include any brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the trading fee. An additional $15 will be charged if the assistance of a Customer Service Representative is required when selling shares.

Computershare may, for various reasons, require a transaction request to be submitted in writing. Participants should contact Computershare to determine if their particular request, including any sales request, must be submitted in writing. Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than Computershare, will select the broker-dealer through or from whom sales are to be made.

You should be aware that the price of WGL shares may rise or fall during the period between a request for sale, its receipt by Computershare and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded.

If you elect to sell shares online at www.computershare.com/investor through Investor Center, you may utilize Computershare’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly ‘‘collection’’ process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

TRANSFER OF SHARES

29.	May I assign or transfer all or a part of my Plan shares to another person?

You may change ownership of all or part of your Plan shares through a gift, sale or otherwise at any time. You must contact the Administrator to obtain the proper instructions to effect the transfer. If you dispose of all or a portion of the shares in your name that you are reinvesting, Computershare will continue to reinvest the dividends on your remaining shares, if any.

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WITHDRAWAL

30.	How and when may I withdraw or change my participation method?

You may withdraw from the Plan or change a method of participation by notifying the Administrator at any time.

Please use the tear-off stub attached to the bottom of your dividend reinvestment plan statement to withdraw from the plan. This tear-off stub will help to expedite your request.

31.	How can an employee withdraw from the Plan?

An employee may withdraw from the Plan by notifying the Administrator by completing and signing the tear-off stub of the dividend reinvestment statement (please see question 2 for the Administrator’s address).

Employees who are participating in payroll deduction must contact their payroll department for a payroll deduction form to discontinue or change deductions. Only the employee needs to sign this form.

Employees who discontinue payroll deductions may not re-enroll by payroll deduction for 90 days following the date on which payroll deductions are terminated.

32.	What happens when I withdraw from the Plan or the Plan is terminated?

If you withdraw from the Plan, or if the company terminates the Plan, you have three options for receiving the proceeds from the account. You may (i) request that certificates for whole shares credited to the account under the Plan be issued, and a cash payment be made for any fraction of a share less any applicable fees, (ii) request that all of the shares, both whole and fractional, credited to the account in the Plan, be sold as described in question 28, or (iii) request that some shares be issued in certificate form and the balance of the shares be sold. The sale of the shares will be made for your account as soon as practical after receipt of instructions by the Administrator. You will receive the proceeds of the sale, less any applicable fees. See Appendix A-Fee Schedule regarding costs for sales.

If notice of termination is received near a record date for a plan account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

OTHER INFORMATION

33.	What happens if WGL Holdings issues a stock dividend, declares a stock split or has a rights offering?

Any shares distributed by WGL Holdings as a stock dividend, or upon a stock split, will be credited to a participant’s account whether the stock is held in the participant’s account or the participant’s own name.

If additional shares are authorized and issued through a stock split, stock dividend or similar transaction, this prospectus shall be deemed to cover such additional shares.

In a rights offering, a participant’s entitlement will be based upon the participant’s total holdings, including shares credited to the participant’s account under the Plan. The proceeds from the sale of stock purchase rights applicable to the participant’s shareholdings, whether held in the Plan or in the participant’s own name, will be credited to the participant’s account under the Plan. The proceeds will then be applied as an optional cash payment to purchase shares of common stock on the next investment date. Any participants who wish to be in a position to exercise their rights should request, prior to the record date of the rights offering, that the Administrator issue certificates to them.

Transaction processing may be curtailed or suspended between the record date and payable date for stock dividends, stock splits and/or rights offerings.

34.	What are the responsibilities of the company under the Plan?

WGL Holdings and the Administrator will not be liable for any act done in good faith or for the good faith omission to act including, but not limited to (a) any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, or (b) with respect to the prices at which shares are

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purchased for the participant’s account and the time when such purchases are made, or (c) with respect to any loss or fluctuation in the market value after purchase or sale of shares.

35.	May the Plan be changed or discontinued?

The company has the right to amend, suspend or terminate the Plan at any time without the approval of the participants. Notice of any such amendment, suspension or termination will be sent to all participants who shall in all events have the right to withdraw from the Plan. See questions 30, 31 and 32 regarding withdrawal.

36.	How are Plan shares voted?

All Plan shares are voted in the same manner as certificate and DRS shares registered in a shareholder of record’s name. Participants will receive proxy materials from the company for each stockholder meeting, including a form of proxy that includes all Plan shares as of the proxy record date and voting instructions. If voting instructions are not received, none of the participant’s shares will be voted unless the participant votes in person or appoints another person as proxy to vote the participant’s shares. The form of proxy will contain instructions for voting by telephone or online. In addition to annual proxy materials, Plan participants will also receive all communications sent to holders of our common stock. Plan participants can also obtain current financial and other information about us through the Investor Relations’ drop-down menu on our web site at www.wglholdings.com.

37.	Are Plan participants protected against losses by participating in the Plan?

No. We cannot assure you of a profit or protect you against a loss on shares of our common stock that you purchase or sell under the Plan. The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend on our common stock. Also, see “Risk Factors” on page 1 for additional information.

38.	When Plan participants sell shares issued under the Plan, how is the cost basis of the shares sold calculated for U.S. federal income tax purposes?

Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under Treasury Regulations, we expect that Plan participants will not be able to elect to cause our transfer agent to use cost basis averaging for shares in the Plan. The Administrator’s default method of determining cost basis is FIFO—First In, First Out, meaning the oldest (earliest acquired) shares are sold first. At the time you sell there may be other cost basis options available for you to choose. However, Plan rules do not allow average cost basis as one of the methods.

TERMINATION OF PLAN PARTICIPATION

39.	Can Computershare terminate participation in the Plan?

Yes. If the Plan share balance in an account is less than one share and there are no certificate or DRS shares in the account, Computershare reserves the right to terminate the account without advance notice. The shares will be sold and a check for the value (based on the then current market price, less applicable trading and service fees) will be sent to the participant. Computershare reserves the right to waive certain sales fees when terminating participation of accounts. Further, Computershare reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that the company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person in connection with civil, criminal, administrative or investigative action or proceedings because he or she was a director or officer of the company. The articles of incorporation further provide for the limitation or elimination of any liability of an officer or director for monetary damages to the company or its shareholders to the full extent permitted under the laws of the Commonwealth of Virginia as currently in effect or as hereafter amended.

Our bylaws provide for indemnification of officers and directors against expenses, judgments, fines or amounts paid in settlement in connection with actions, suits or proceedings by reason of being an officer or director, except in relation to matters as to which the person is finally adjudged to have knowingly violated the criminal law or be liable for willful misconduct in the performance of the person’s duty to the company.

We carry a policy of insurance which, among other things, provides for payment to the company of sums expended pursuant to our bylaws regarding indemnification for liability of officers and directors.

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PLAN MODIFICATION OR INTERPRETATION

We may in our absolute discretion interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and direct Computershare with respect to resolving questions or ambiguities concerning the various provisions of the Plan. Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations. We and the Administrator also reserve the right to change any administrative procedures of the Plan.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax considerations that may be relevant for Plan participants and is not a comprehensive analysis of all aspects of U.S. federal income taxation that may be relevant to a particular Plan participant in light of their personal investment or tax circumstances, or to certain types of Plan participants that are subject to special treatment under U.S. federal income tax laws. This discussion is for general information only. State, local, and foreign tax consequences are not considered. You are advised to consult your own tax advisor regarding the state, local, and foreign tax consequences and the U.S. federal income tax consequences of your participation in the Plan.

Your dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes just as if you actually received them in cash. These distributions may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due. You will receive from the Administrator an Internal Revenue Service (“IRS”) Form 1099-DIV indicating the amount of dividends paid to you during the year, whether or not they are reinvested, shortly after the end of the year.

If you make optional cash payments that are subject to a waiver discount, you may be treated as receiving a dividend distribution equal to the discount. The tax treatment of a waiver discount is unclear, and you should consult your tax advisor to determine how you should treat a waiver discount for tax purposes.

You will not realize a gain or loss for U.S. federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You may, however, generally realize a capital gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you realize from the sale of the shares and your tax basis in those shares.

Any gain or loss on the sale of whole or fractional shares held in the Plan will be long-term or short-term capital gain or loss depending on your holding period for the shares. Such gain or loss generally will be long-term capital gain or loss if the U.S. Plan participant has held such share for more than one year and short-term capital gain or loss otherwise. Long-term capital gains of individuals and certain other noncorporate taxpayers are generally eligible for preferential rates of taxation. The deductability of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of sale of shares in view of your particular circumstances.

In order to determine the tax basis of your shares acquired through the Plan, you should retain all of your transaction statements. Your tax basis in your shares acquired through the Plan upon original issuance with reinvested dividends will generally equal the fair market value on the dividend payment date of the shares purchased. Your tax basis in the shares acquired through the Plan upon original issuance with cash payments will generally equal the amount paid for the shares plus, to the extent applicable, the amount of any dividend that you are treated as having received as a result of any waiver discount. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your account.

Dividends on your shares and proceeds from the sale of shares held in the Plan generally will be subject to backup withholding tax unless you provide a properly completed IRS Form W-9 to us or to the Administrator. If you have not provided an IRS Form W-9 to us or to the Administrator, you may obtain one from the Administrator. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. Under certain circumstances, an amount withheld as backup withholding tax may be allowable as a refund or credit against your U.S. federal income tax liability.

Dividends paid on shares held in the Plan for participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities are generally subject to a withholding tax at a rate of 30% (or lower applicable treaty rate). Under certain circumstances, the withholding tax may be reduced or eliminated by an applicable income tax treaty between the United States and the country in which the Plan participant resides, if the participant is entitled to the benefits of such treaty and provides appropriate

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documentation to claim the benefits of the treaty (which documentation may generally include the IRS Form W-8BEN or W-8BEN-E, or substitute or successor form). Under certain circumstances, the withholding tax may also be eliminated if the participant submits an IRS Form W-8ECI (or any applicable successor form) to claim that the dividend is income effectively connected to a U.S. trade or business of such participant. Only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.

The Foreign Account Tax Compliance Act (“FATCA”) imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. FATCA generally imposes a U.S. federal withholding tax at a rate of 30% on dividends, and, after December 31, 2018, on gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that is treated as having an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. You should consult your own tax advisor regarding the effect of FATCA on your participant in the Plan.

PLAN OF DISTRIBUTION

As described in this prospectus, the Administrator may acquire common stock of the company for the account of Plan participants directly from the company, in the public securities markets or in privately negotiated transactions. The Plan participants will pay certain fees with respect to shares acquired in the open market or through privately negotiated transactions. Please see Appendix A-Fee Schedule for a list of fees as of the date of this prospectus. We will not pay any fees with respect to shares acquired in the open market or through privately negotiated transactions.

Except to the extent the Administrator purchases shares of our common stock in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the shares of our common stock acquired under the Plan. Neither we nor the Plan participants will pay any fees in connection with the purchases of such newly issued shares of our common stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock.

Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

In connection with any investment in which the Administrator purchases shares of our common stock on the open market or in privately negotiated transactions with third parties, you will pay your pro rata share of all processing fees. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less a processing fee and any applicable withholdings, transfer or other taxes.

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Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

The net proceeds from any original issue purchases under the Plan will be added to our funds for general corporate purposes and may be used to:

•	meet our working capital requirements;

•	fund possible acquisitions of, or investments in, businesses and assets;

•	fund capital expenditures;

•	repay, refinance or retire debt;

•	invest in our subsidiaries (including, without limitation, capital contributions to Washington Gas); and

•	reimburse funds expended for any of those purposes.

Until the net proceeds from the sale of the offered securities have been used, we may invest them temporarily in interest-bearing obligations.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K and the effectiveness of WGL Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Leslie T. Thornton, Senior Vice President, General Counsel and Corporate Secretary of the company, has passed on the validity of the common stock offered under the Plan. As of the date of this prospectus, Ms. Thornton beneficially owns 10,423 shares of common stock of the company.

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APPENDIX A

WGL HOLDINGS, INC.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

Fee Schedule*

Effective December 9, 2016

COSTS TO PARTICIPANTS

Initial Enrollment Fee	$15.00 (one-time charge, per account, for first-time investors)
Optional Cash Investments
By Check	No Charge
By EFT debit	No Charge
Reinvestment of Dividends
Transaction Fee	No Charge
Purchase of Shares ( if market )	$0.05 per share purchased
Batch Order Sale of Shares	$15.00 per sale and $0.12 per share sold
Market Order Sale of Shares	$25.00 per sale and $0.12 per share sold
Day Limit Order Sale of Shares	$25.00 per sale and $0.12 per share sold
Good-Til-Canceled Limit Order Sale of Shares	$25.00 per sale and $0.12 per share sold
Customer Service Representative Sales Assisted Fee	$15.00 per sale
Deposit of Certificates	No Charge
Certificate Withdrawal	$ No Charge
Book to Book Transfers Insufficient Funds	No Charge $35.00
Minimum Optional Cash Investments
Minimum initial investment by non-registered holders	$250.00
Minimum investment by existing registered holders	$50.00
Maximum Optional Cash Investment
Maximum amount per investment by holders (first time non-registered and existing registered holders)	$10,000.00

*	Fees are subject to change at any time. Contact Computershare at 1-800-330-5682 to obtain current fee information. Trading fees include any brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the trading fee.
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Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Item	Amount
SEC Registration Fee	$14,021
Printing*	$1,000
New York Stock Exchange Listing Fee	0
Legal Fees and Expenses*	$2,500
Accounting Fees*	$1,000
Other*	$500
Total	$19,021

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Our articles of incorporation provide that the company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person in connection with civil, criminal, administrative or investigative action or proceedings because he or she was a director or officer of the company. The articles of incorporation further provide for the limitation or elimination of any liability of an officer or director for monetary damages to the company or its shareholders to the full extent permitted under the laws of the Commonwealth of Virginia as currently in effect or as hereafter amended.

Our bylaws provide for indemnification of officers and directors against expenses, judgments, fines or amounts paid in settlement in connection with actions, suits or proceedings by reason of being an officer or director, except in relation to matters as to which the person is finally adjudged to have knowingly violated the criminal law or be liable for willful misconduct in the performance of the person’s duty to the company.

We carry a policy of insurance which, among other things, provides for payment to the company of sums expended pursuant to our bylaws regarding indemnification for liability of officers and directors.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibits

4(a)	Articles of Incorporation of WGL Holdings Inc. (Incorporated by reference to Exhibit 3(a) to registration statement on Form S-4 of the registrant (Reg. No. 333-96017 filed on February 2, 2000)).

4(b)	Bylaws of WGL Holdings, Inc., as amended (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on March 7, 2013).

5*	Opinion of Leslie T. Thornton, Esquire.

23(a)*	Consent of Deloitte & Touche LLP.

23(b)*	Consent of Leslie T. Thornton, Esquire (included in Exhibit 5).

24*	Power of Attorney (included on signature page).

*	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

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(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if this Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as a part of this Registration Statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered

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therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Washington, District of Columbia, on the 9th day of December, 2016.

WGL Holdings, Inc.

By: /s/ Vincent L. Ammann, Jr.
(Vincent L. Ammann, Jr.) Senior Vice President and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terry D. McCallister or Vincent L. Ammann, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Names	Title	Date

/s/ Terry D. McCallister	Chairman of the Board and Chief Executive Officer	December 9, 2016
(Terry D. McCallister)

/s/ Adrian P. Chapman	President and Chief Operating Officer	December 9, 2016
(Adrian P. Chapman)

/s/ Vincent L. Ammann, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 9, 2016
(Vincent L. Ammann, Jr.)

/s/ William R. Ford	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 9, 2016
(William R. Ford)

/s/ Michael D. Barnes	Director	December 9, 2016
(Michael D. Barnes)

/s/ George P. Clancy, Jr.	Director	December 9, 2016
(George P. Clancy, Jr.)

/s/ James W. Dyke, Jr.	Director	December 9, 2016
(James W. Dyke, Jr.)

/s/ Nancy C. Floyd	Director	December 9, 2016
(Nancy C. Floyd)
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/s/ Linda R. Gooden	Director	December 9, 2016
(Linda R. Gooden)

/s/ James F. Lafond	Director	December 9, 2016
(James F. Lafond)

/s/ Debra L. Lee	Director	December 9, 2016
(Debra L. Lee)

/s/ Dale S. Rosenthal	Director	December 9, 2016
(Dale S. Rosenthal)

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits

4(a)	Articles of Incorporation of WGL Holdings Inc. (Incorporated by reference to Exhibit 3(a) to registration statement on Form S-4 of the registrant (Reg. No. 333-96017 filed on February 2, 2000)).

4(b)	Bylaws of WGL Holdings, Inc., as amended (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on March 7, 2013).

5*	Opinion of Leslie T. Thornton, Esquire.

23(a)*	Consent of Deloitte & Touche LLP.

23(b)*	Consent of Leslie T. Thornton, Esquire (included in Exhibit 5).

24*	Power of Attorney (included on signature page).

*	Filed herewith.